Exhibit 10.7

Versartis, Inc.
4200 Bohannon Drive, Suite 250
Menlo Park, CA  94025

May 12, 2015

Jay Shepard

Dear Jay:

Versartis, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer of the Company on the following terms:

1.Position.

(a)You will be employed as Chief Executive Officer (“CEO”) of the Company and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

(b)You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.  During your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incidental to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations or public or private corporations that are not competitive in any manner with the business of the Company, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company effective May 6, 2015 (the “Start Date”).

3.Background Check/Proof of Right to Work.  This offer is contingent upon a successful background and reference check.  In addition, for purposes of federal immigration law, you will be required to provide to the Company satisfactory documentary proof of your identity and eligibility for employment in the United States, and this offer is contingent upon such satisfactory proof.  Such documentation must be provided to the Company within three business days of your date of hire.

4.Cash Compensation.  The Company will pay you a starting salary at the rate of $500,000 per year, less required deductions and withholdings, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments, including hours beyond the Company’s normal business hours, and you will not be eligible for, nor entitled to receive, overtime compensation.

In addition, you will be eligible to be considered for a discretionary incentive bonus for each fiscal year of the Company. Whether you are awarded any bonus for a given fiscal year, and the amount of the bonus (if any), will be determined by the Company in its sole discretion based upon achievement of Company and personal objectives established and approved by the Company’s Board of Directors.  For fiscal year 2015, your target bonus will be equal to 50% of your annual base salary.    Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, and you must remain actively employed by the Company at the time of payment in order to earn a bonus for that fiscal year.  The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

The Company may change your compensation and benefits from time to time at its discretion.

5.Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including its medical, dental and 401(k) plans, under the terms and conditions of the benefit plans that may be in effect from time to time.  In addition, you will be entitled to accrue and use paid vacation benefits, in accordance with the Company’s vacation policy, as in effect from time to time.

6.Equity Awards.

(a)In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 309,000 shares of the Company’s Common Stock (the “Option”) pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) and the Company’s standard form of Stock Option Agreement.  If granted, the vesting schedule for the Option shall be as follows: 25% of the shares subject to the option will vest after twelve (12) months of your continuous service, and the remaining 75% of the shares subject to the Option will vest in equal monthly installments over the next 36 months of your continuous service, until either your Option is fully vested or your employment as CEO ends, whichever occurs first, as described in the applicable Stock Option Agreement. The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted.  The Option will be subject to the terms and conditions applicable to options granted under the Plan and the applicable Stock Option Agreement; provided, however, your Options may vest according to an alternative vesting schedule in the event that you continue providing services to the Company other than as the Company’s CEO, and continue to serve on the Company’s Board of Directors.

(b)In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted restricted stock units for 96,000 shares of the Company’s common stock (the “RSU Award”), pursuant to the terms of the Plan and the Restricted Stock Unit Agreement (collectively, the “RSU Agreement”).  If granted, the RSU shall be subject to vesting as follows: one-quarter of the shares subject to the RSU shall vest and be issued in four equal annual installments on the first, second, third and fourth anniversaries of your vesting commencement date, provided that on the applicable vesting date you are in the Company’s “Continuous Service” (as defined in the RSU Agreement).  The RSU will be governed in full by the terms of the Plan and your individual RSU Agreement.

7.Severance Benefits.

(a)Termination For Any Reason Other Than Cause Or Permanent Disability Not In Connection With A Change of Control.  If the Company terminates your employment for any reason other than Cause or Permanent Disability (both as defined herein) and a Separation occurs, and the Separation is not in connection with a Change of Control, then you will be entitled to the benefits described in Sections 7 (i)-(iv)

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below; provided that you also (i) return all Company property and confidential information in your possession on or within seven (7) days of the Separation; and (ii) immediately resign as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, effective as of the Separation; and (iii) on or within sixty (60) days after the Separation execute a general release of all known and unknown claims that you may have against the Company or persons affiliated with the Company in the form prescribed by the Company, without alterations, and you allow such release to become fully effective.

(i)Salary Continuation.  The Company will continue to pay your base salary for a period of twelve (12) months after your Separation, less required deductions and withholdings. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within thirty (30) days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. The salary continuation payments will end when you commence new employment or substantial self-employment and you agree to inform the Company immediately in such event.

(ii)COBRA. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of: (i) the close of the twelve-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA; or (iii) the date when you commence new employment or substantial self-employment and you agree to inform the Company immediately in such event.

(iii)Accelerated Vesting.  If vesting does not accelerate under Section 6, then the Company will accelerate the vesting of the number of shares subject to the Option and RSU that would have vested in the twelve (12) month period after your Separation.

(iv)Exercise of Option.  The Company will extend the exercise period for any vested shares subject to the Option such that you would be able to exercise any such vested shares for a period of six (6) months after your Separation.

(b)Termination in Connection with a Change in Control.  You will be eligible for severance benefits for a termination in connection with a Change in Control, under the Versartis, Inc. Change in Control Severance Plan (the “Change in Control Severance Plan”), which provides specified severance benefits to certain eligible officers and employees of the Company.  All rights and obligations with respect to your Severance Benefits in connection with a Change in Control will be as set forth in the Change in Control Severance Plan, provided, however, you will receive a Severance Multiplier of 18.  If you are provided with any benefits pursuant to the Change in Control Severance Plan, you will not receive any severance benefits as specified in Section 7(a) herein.

8.Confidential Information and Inventions Assignment/Company Policies.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.  In addition, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook.

9.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement

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between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A.   For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 7(a)(i) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

11.No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not want or need and will not use such information, will assist you to preserve and protect the confidentiality of proprietary information belonging to third parties, and expects you to use in performing your duties for the Company only information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

12.Definitions.  The following terms have the meaning set forth below wherever they are used in this letter agreement:

(a)“Cause” means any one or more of the following events: (a) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of material dishonesty against the Company; (iii) your material breach of any written agreement between you and the Company (including but not limited to your Proprietary Information and Invention Agreement or any other restrictive covenant agreements) or material breach or material neglect of any statutory or fiduciary duty you owe to the Company as reasonably determined by the Board, in each case, after having provided you with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties as reasonably determined

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by the Board, in each case, after having provided you with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable.

(b) “Change in Control” means a “Change in Control” as defined in the Company’s 2014 Equity Incentive Plan, as may be amended from time to time.

(c) “Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

(d)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

13. Dispute Resolution.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment with the Company, or the termination of your employment from the Company, including but not limited to statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you upon request.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.Interpretation, Amendment and Enforcement.  This letter agreement, together with the Employee Confidential Information and Inventions Assignment Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require an express written modification signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

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We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidential Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on Friday, May 15, 2015.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

Versartis, Inc.

/s/ Shahzad Malike________________

By: Shahzad Malik

Chairperson of the Compensation Committee of the Board of Directors

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement

I have read and accept this employment offer:

/s/ Jay Shepard
Signature

Printed Name:  Jay Shepard

Dated:  May 12, 2015

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EXHIBIT A

Employee Confidential Information and Inventions Assignment Agreement

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EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Versartis, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.Confidential Information Protections.

1.1Nondisclosure; Recognition of Company’s Rights.  At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company.  I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3Third Party Information.  I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4No Improper Use of Information of Prior Employers and Others.  I represent that my employment by Company does not and will not breach any agreement with any former employer, including any non-compete or non-solicitation agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.  During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.Inventions.

2.1Definitions.  As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above.  The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.  The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2Prior Inventions.  I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions.  I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of

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sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3Assignment of Company Inventions.  Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.”  Subject to the subsection titled Government or Third Party and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights.  To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights.  I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5Government or Third Party.  I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6Enforcement of Intellectual Property Rights and Assistance.  During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries.  If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7Incorporation of Software Code.  I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.Additional Activities.  I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice.  Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.Notification Of New Employer.  If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.General Provisions.

7.1Governing Law and Venue.  This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state.  I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4Employment.  I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5Notices.  Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8Export.  I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10Entire Agreement.  If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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This Agreement shall be effective as of the first day of my employment with Company.

Employee:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.

/s/ Jay Shepard

(Signature)

By:

Jay Shepard

Title:

Chief Executive Officer

Date:

May 12, 2015

Address:

Company: Accepted and agreed: /s/ Shane Ward (Signature) By: Shane Ward Title: Senior Vice President, Legal Date: May 12, 2015 Address:

Exhibit A

INVENTIONS

1.Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

xNone

oSee immediately below:

/s/ Jay Shepard

2.Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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